Exhibit 99.2

RiceBran Technologies Prices $ 7.5 Million Public Offering

SCOTTSDALE, AZ - (June 20, 2014)  RiceBran Technologies (NASDAQ: RIBT) (the “Company”) today announced the pricing of an underwritten public offering  of 1,417,500 shares of the Company’s common stock priced at $5.29 per share and  warrants to purchase 708,750 shares of the Company’s common stock at $0.01 per warrant.  The warrants will be exercisable immediately upon issuance at $5.87 per share, which represents the closing price on June 19, 2014.

The gross proceeds to RiceBran Technologies from this offering are expected to be approximately $7.5 million, excluding any future proceeds from the potential exercise of the warrants and before deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company. The offering is expected to close on or about June 25, 2014, subject to the satisfaction of customary closing conditions.

Maxim Group LLC acted as sole book-running manager for the offering.

The securities will be issued by RiceBran Technologies pursuant to a shelf registration statement that was previously filed with, and declared effective by, the Securities and Exchange Commission (SEC). Preliminary and final prospectus supplements related to the offering have been filed with the SEC and are available on the SEC's website located at www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer, if at all, will be made only by means of a prospectus supplement and accompanying prospectus forming a part of the effective registration statement, copies of which may be obtained from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174 or via telephone at (800) 724-0761.

About RiceBran Technologies

RiceBran Technologies is a human food ingredient and animal nutrition company focused on the procurement, bio-refining and marketing of numerous products derived from rice bran. RiceBran Technologies has proprietary and patented intellectual property that allows us to convert rice bran, one of the world's most underutilized food sources, into a number of highly nutritious human food ingredient and animal nutrition products. Our target markets are human food ingredients and animal nutrition manufacturers and retailers, as well as natural food, functional food and nutraceutical supplement manufacturers and retailers, both domestically and internationally. More information can be found in our filings with the SEC and by visiting our website at www.ricebrantech.com.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of federal securities laws. These forward-looking statements include statements regarding RiceBran Technologies' expectations for the amount raised and the closing of the proposed public offering. These statements involve known and unknown risks, which include uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed public offering, as well as risks inherent in RiceBran Technologies' business, including those described the Company's periodic filings with the Securities and Exchange Commission. Although RiceBran Technologies may from time to time voluntarily update its forward looking statements, it disclaims any commitment to do so except as required by securities laws.

Investor Contact:

Ascendant Partners, LLC
Fred Sommer
+(732)410-9810
fred@ascendantpartnersllc.com